GLOBAL TELEMEDIA INTERNATIONAL, INC.

                              NOTICE OF ANNUAL MEETING OF  STOCKHOLDERS

                                                        November 21, 1995


TO THE STOCKHOLDERS:


NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Global Telemedia International, Inc., a Florida Corporation (the "Company") , will be held on Tuesday, November 21, 1995, at 9:00 AM EDT, at the Northeast Atlanta Hilton Hotel, 5993 Peachtree Industrial Blvd., Norcross, GA 30092, for the following purposes:

     1. To elect directors to serve for the ensuing year and until their successors are duly elected and qualified.

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying the Notice.

     Only stockholders of record at the close of business on November 2, 1995, are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting and the presence of a quorum at the meeting you are urged to sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if the stockholder has returned a proxy.


     THE BOARD OF DIRECTORS

Gainesville, Florida
November 6, 1995







GLOBAL TELEMEDIA INTERNATIONAL, INC.

500 Northridge Road, Suite 780
Atlanta, GA 30338


PROXY STATEMENT FOR 1995
ANNUAL MEETING OF STOCKHOLDERS


     The enclosed proxy is solicited by the management of Global Telemedia International, Inc., (the "Company") for use at the Annual Meeting of the Stockholders (the "Annual Meeting") to be held at 9:00 A.M. EDT on Tuesday, November 21, 1995, at the Northeast Atlanta Hilton Hotel, 5993 Peachtree Industrial Blvd., Atlanta, Georgia 30092, and adjournment or postponement thereof. The Company's telephone number is (404) 642-4888.

     This proxy statement and form of proxy are being mailed to stockholders on or about November 6, 1995. The Annual Report including certified financial statements for the two most recent fiscal years ending on December 31, 1994, is enclosed herewith.


INFORMATION CONCERNING SOLICITATION AND VOTING

Revocability of Proxies

     Any proxy may be revoked at any time before it is voted by written notice mailed or delivered to the Secretary of the Company, by receipt of a proxy properly signed and dated subsequent to an earlier proxy, and by revocation of a written proxy request in person at the Annual Meeting, but if not so revoked, the shares represented by such proxy will be voted.

Cost and Method of Solicitation

     This solicitation of proxies is being made on behalf of the Company and its cost will be borne by the Company, including expenses in connection with preparing, assembling and mailing the proxy solicitation materials and the charges and expense of brokerage fees and others for forwarding solicitation materials to beneficial owners. In addition to solicitation by mail, proxies may be solicited personally or by telephone or telegraph by directors, officers or employees of the Company, who will receive no additional compensation for such services.



Shares Outstanding and Voting Rights

     The outstanding voting securities of the Company entitled to one (1) vote per share on November 2, 1995, 1995 was 8,764,099 shares of the Company's common stock, $.004 par value (the "Common Stock"). Holders of record of the Common Stock at the close of business on November 2, 1995, will be entitled to one vote per share on each matter submitted to or acted upon by the Stockholders at the Annual Meeting: The following table shows the ownership of the Common Stock of the Company on November 2, 1995, by each person who, to the knowledge of the Company, owned beneficially more than five (5%) of such stock, the ownership of each director, and the ownership of all directors and officers as a group. Unless otherwise noted, shares are subject to the sole voting and investment power of the indicated person.

Title of Class                                                                Amount/Nature        Percent
(Common                                                                       Beneficial           of
Shares)    Name and Address of Beneficial O                                   Ownership(1)         Class
Common     Neil Berman, 6031 Town Colony Dr., #116, Boca Raton, FL 33433         580,966(2)         6.35%

Common     J. Robert Cade, M.D., 529 N.W. 58th St., Gainesville, FL  32607       942,685(3)        10.76%

Common     Anthony R. Catinella, 4615 River Oaks Dr., Knoxville, TN  37920     1,150,000(4)        19.18%

Common     Sandra Catinella, 4615 River Oaks Dr., Knoxville, TN  3792          1,150,000(6)        13.12%

Common     Geoffrey F. McClain,  2511 Fox Chase Ln., Knoxville, TN  3792           300,000          3.42%

Common     Roderick A. McClain, 4528 Topside Rd., Knoxville, TN  37920           1,150,000         13.12%

Common     Herbert S. Perman                                                             0             0%

Common     Allyson Rodriguez, 4528 Topside Rd., Knoxville, TN  37920             1,150,000         13.12%

Common     All Officers and Directors as a Group                                 1,450,000         16.54%

(1)Indicates record ownership unless otherwise indicated.
(2)Based on record holdings and 379,966 shares issuable. Mr. Berman disputes the number of shares issuable, claiming 1,099,000 common shares are issuable.
(3)Includes shares purchasable pursuant to a performance-based compensation stock right (850,000).
(4)Includes shares purchasable pursuant to exercise of warrants (11,250).
(5)Includes shares purchasable pursuant to spouse's performance-based compensation stock right (850,000).
(6)Includes 225,000 shares purchasable pursuant to exercise of a warrant.

Deadline for Receipt of Stockholder Proposals

     Any proposal by a stockholder of the Company to be presented at the 1996 annual meeting must be received by the Company no later than July 3, 1996, in order to be considered for inclusion in the Corporation's Proxy Statement and form of proxy relating to such meeting.



ELECTION OF DIRECTORS

     Three (3) Directors are to be elected for a term of one (1) year and until the election and qualification of their successors. Unless otherwise instructed, the persons named in the proxy will vote the proxies received by them for the election as Directors of Roderick A. McClain, Geoffrey F. McClain and Herbert S. Perman. Roderick A. McClain is currently acting as a director of the Company. The Board of Directors held 3 meetings during the last fiscal year. The Board of Directors does not have standing nominating, audit or compensation committees. There is no family relationship between any director or officer of the Company. Persons serving on the Board of Directors receive no compensation for their services as Directors.

     The Board of Directors recommends that the stockholders vote "FOR" the nominees listed below:

Name                 Age         Position                          Since
[S]                  [C]         [C]                               [C]
Roderick A. McClain  47          President/C.E.O., Director        1994
Geoffrey F. McClain  50          Senior Vice President/Director    1995
Herbert S. Perman    57          Chief Financial Officer/Directo   1995


     Roderick A. McClain, age 47, is Chairman of the Board, Chief Executive Officer and President of the Company and has been a Director of the Company since 1993, and Chief Executive Officer of Global Wats One, Inc. since 1991. After attending the University of Tennessee on a golf scholarship, Mr. McClain pursued a career as a PGA golf professional. From 1972 - 1976, he was a principal and Executive Vice President of Mountain States Development Corporation, developing resort properties in Gatlinburg, Tennessee. Following the acquisition of Mountain States Development Corporation by the real estate division of Kaiser Aluminum/Aetna Insurance, he became project manager for the southeast region. Mr. McClain was a real estate consultant through 1978 for several major properties located in Tennessee and North Carolina. He founded Previews Investment and Management, Inc., a real estate development, management and brokerage corporation, in 1978. Acting as a contract consultant Mr. McClain performed the duties of International Marketing Director for Overseas Electronics, Inc. from 1981 to 1985 and National Sales Manager for Santos Powerboats in 1991 until founding Global.

     Geoffrey F. McClain, age 50, has been a Director and senior vice president of the Company since 1995. After military duty overseas, Mr. McClain completed his studies, receiving a BBA Finance from the University of Miami. Mr. McClain then served as a buyer for both Federated and Allied department store chains. Utilizing this background knowledge of consumer needs, he founded two successful electronics companies. The first exported goods to the emerging marketplaces of South and Central America, while the other combined wholesale prices and a telemarketing program to complete nationally. Following the sale of his interests in these companies, Mr. McClain obtained both a real estate broker's license and a mortgage broker's license in the State of Florida where he specialized in undeveloped land of investment quality and twenty acre business parks.

     Herbert S. Perman, age 57, has been director and treasurer of the Company since 1995. Prior to his employment with the Company, Mr. Perman was a consultant to the long distance and prepaid telephone industry. From 1989 to 1994, Mr. Perman was director of marketing for a medical software company. From 1985 to 1989, he was executive vice president and later president of a greeting card distribution company. Prior to that time, he served as chief financial officer of an international educational sales company, financial vice president of a national mortgage finance company, administrative executive of a marketing subsidiary for a heavy equipment manufacturer and was executive vice president of an outdoor advertising company. Mr. Perman graduated from City College of New York with a bachelor's degree in business administration and a J.D. degree from Brooklyn Law School. He is licensed as a certified public account and an attorney in the state of New York.

EXECUTIVE COMPENSATION

     Executive compensation is determined by the Board of Directors. All compensation paid by the Company for services rendered during the two fiscal years ended December 31, 1993 and 1994 for each executive officer is set forth in the following table:

SUMMARY COMPENSATION TABLE
(two fiscal years ended December 31, 1993 and 1994)
                                                       Annual Compensation     Long Term Compensation Awards
(a)                          (b)    (c)          (d)     (e)           (f)             (g)
Name                                                     Other          Restricted     Securities
and                                                      Annual         Stock          Underlying
Principal                           Salary       Bonus   Compensation   Awards(1),(2)  Options/SARs
Position                     Year   ($)          ($)     ($)            ($)            (#)
Arnold L. Zimmerman          1994   $72,000
   CEO (until 10-22-94)
Roderick A. McClain          1994   $65,000                                            850,000(3)
   CEO (beginning 10-22-94)
Arnold L. Zimmerman          1993   $69,000                             $4,9694        245,608(4)
   CEO

1 At December 31, 1994, the CEO held 0 restricted shares of stock valued at $0, and at December 31, 1993, the CEO held 23,508 restricted shares of stock valued at $75,696.
2 While the Company does not anticipate paying any dividends on its stock, such dividends, if paid, would apply to the CEO's restricted stock.
3 On September 30, 1993, the Company entered into an employment agreement with its current CEO. The agreement is for two years at an annual salary of $65,000 subject to a $15,000 increase under certain company performance criteria.
4 On May 7, 1991, the Company entered into a two year employment agreement with Mr. Zimmerman. This agreement was amended on February 18, 1992, November 30, 1992 and April 1, 1993, and was canceled on August 19, 1993. On August 19, 1993, the Company entered into a one year employment agreement effective April 1, 1993 with its executive officer for an annual salary of $72,000. The agreement canceled the option for 100,000 shares of common stock awarded under prior employment agreements. The agreement also modified the existing stock appreciation rights (SARs). The officer shall receive common stock equal to a percentage (not greater than 100%) of 100,000 shares. The percentage is a fraction, the denominator of which is $7.50 and the numerator is the quoted closing price for a share of stock on the exercise dates, less $3.75. The officer shall receive common stock equal to a percentage (not greater than 100%) of 70,000 shares. The percentage is a fraction, the denominator of which is $22.50 and the numerator is the quoted closing price for a share of stock on the exercise dates, less $11.25. The Company has also granted the officer the right to receive shares of the Company's common stock equal to a percentage (not greater than 100%) of 50,000 shares. The percentage is a fraction, the denominator is $10.00 and the numerator is the quoted closing price for a share of stock on the exercise date less $5.00. Employee shall receive common shares equal to a percentage of 35,000 common shares (which percentage may be less but not greater than 100% and the resulting number of shares issued pursuant to the Incentive Stock Right equal to or less than 35,000). Said percentage shall be equal to a fraction, the denominator of which is $30.00, and the numerator of which is the Closing Price for the common stock of the Company as quoted by NASDAQ or other recognized stock exchange on which the Company's common stock is listed, on the exercise dates less $15.00. The Company also pays all federal income taxes of the officer attributable to the exercise of these SARs and Incentive Stock Rights. On November 9, 1994, Company entered into a consulting agreement with Arnold L. Zimmerman, who was formerly the President of the Company, and then a member of the Board of Directors. Under the terms of the consulting agreement, the Company has agreed to pay Mr. Zimmerman $4,000 per month commencing on April 30, 1995, for a period of 18 months in consideration of his providing strategies and financial advice. On June 15, 1995, the Company transferred 125,000 common shares to Mr. Zimmerman in satisfaction of all rights and claims of Mr. Zimmerman pursuant to employment and consulting agreements and in exchange for all option and incentive stock rights held by Mr. Zimmerman.

                                          Option/SAR Grants in Last Fiscal Year

                                                                    NONE

                             Aggregated Option/SAR Exercises in Last Fiscal Year
                                             and FY-End Option/SAR Values


(a)                   (b)              (c)            (d)            (e)
                                                      Number of
                                                      Securities             Value of
                                                      Underlying             Unexercised
                                                      Unexercised            In-the-Money
                                                      Options/SARs at        Options/SARs at
                                                      FY-End (#)             FY-End ($)
                      Shares Acqui                    Exercisable/           Exercisable/
Name                  on Exercise (#   Value Realized ($) Unexercisable      Unexercisable
Arnold L. Zimmerman   23,333           $64,166        245,608 Total          $ -0-
  CEO                                                 (160,608 Exercisable
                                                      (85,000 Unexercisable)
Roderick A. McClain   0                0              850,000 Total          $-0-
                                                      (All Unexercisable)


CERTAIN TRANSACTIONS

     On February 11, 1993, the Company sold 17,777 restricted shares of its Common stock to Neil Berman in a private placement for the sum of $25,000. On that date the market price of the Company's Common Stock was $3.06 high, $2.88 low. Another transaction occurred on March 9, 1993, when the Company sold 17,779 restricted shares of its Common Stock to Neil Berman in a private placement for the sum of $25,000. On that date the market price of the Company's Common Stock was $2.75 high, $2.69 low. Another transaction occurred on April 15, 1993, when the Company sold 21,344 restricted shares of its Common Stock to Neil Berman in a private placement for the sum of $30,000. On that date the market price of the Company's Common Stock was $3.44 high, $3.25 low. The final transaction of the series occurred on June 2, 1993, when the Company sold 8,305 restricted shares of its Common Stock to Neil Berman in a private placement for the sum of $13,755. On that date the market price of the Company's Common Stock was $3.44 high, $3.31 low.

     In September, 1993, the Company acquired Global Wats One, Inc. and TeleFriend, Inc. of which Anthony R. Catinella, a former Director of the Company, Roderick A. McClain, the Company's Chief Executive Officer, and Geoffrey F. McClain, Mr. McClain's brother, were the principal shareholders. Under the terms of the acquisition, the former owners of Global and TeleFriend were entitled to receive common stock equal to a percentage (not greater than 100%) of 461,250 shares. This percentage was based upon, among other things, the net income of Global and TeleFriend beginning October 1, 1993, and ending September 30, 1995. It was the contention of the former shareholders of Global and TeleFriend that the Company breached its obligations under the acquisition agreement by failing to provide Global and TeleFriend with the needed capital to pursue its business plan, as well as other business decisions by the Company's previous management, which hindered the operations of Global and TeleFriend. In March 1995, the Company was advised by the former shareholders of Global and TeleFriend of their intent to seek issuance of the shares of common stock. The Company's Board of Directors, excluding Mr. McClain, approved a settlement transaction for Mr. McClain and the other Global and TeleFriend shareholders. The settlement provides that the Global and TeleFriend shareholders be issued 450,000 shares of common stock as if the earnout under the acquisition agreement had been fully satisfied (each former shareholder of Global and TeleFriend received 150,000 shares of the Company's common stock). Furthermore, the Board of Directors agreed to issue 850,000 shares of common stock pursuant to the terms of his employment agreement which was similarly conditioned upon the net income of Global and TeleFriend. Mr. McClain similarly asserted that such net income of Global could not be reached based upon the reasons set forth above.

     On September 26, 1994, the Company borrowed $100,000 from one of its shareholders, Dr. J. Robert Cade. The note is payable with interest at the rate of seven percent (7%) per annum. The note was due March 26, 1995. On December 15, 1994, the Company borrowed an additional $50,000 from Dr. Cade and executed another promissory note and mortgage (on its property at 3310 N. Main Street, Gainesville, Florida) in the principal amount of $151,534.40 (to encompass both the September 26 loan and the December 15 loan) at an interest rate of 7% per annum with interest and principal due in full on March 26, 1995. This note has been paid by issuance of 260,261 restricted common shares on June 2, 1995..

     In November, 1994, the Company purchased all of the assets, including certain long distance telephone contracts, and assumed certain liabilities of TJC Communications, Inc., an unrelated corporation. The Company issued 52,500 shares of its common stock, paid $50,000 in cash and issued a note payable for
$315,000 due on demand July 1, 1995 bearing interest at 10%.   The Company
issued warrants to buy 450,000 additional shares of the Company's common stock at $3.00 per share. The Company will issue an additional 52,500 shares of its common stock under this agreement if the purchased contracts generate $150,000 in billings during one month.

     From November, 1994 through the present, the Company has made several private placements of its stock pursuant to a resolution passed by the Board of Directors on October 22, 1994. Under the resolution, a total of 325,092 restricted shares have been issued for considerations ranging from $0.50 per share to $1.00 per share.

     On January 3, 1995, the Company sold 92,307 shares of restricted Common Stock to J. Robert Cade for a consideration of $75,000.

     On September 6, 1994, the Company agreed to sell 220,000 restricted shares of its Common Stock at $1.25 per share (total of $275,000) to Neil Berman in a private placement; if all the shares were purchased Mr. Berman's warrants would be extended. The purchase price was based on 50% of the closing bid on that day which was $2.50 per share. The purchase price of $85,000 was received by the Company on October 20, 1994. The agreement was modified on October 22, 1994 to provide for the sale of 300,000 shares of restricted Common Stock at $1.00 per share ($300,000 total). The modified agreement terminated by its terms on November 22, 1994.

     On February 13, 1995, the Company and Mr. Berman entered into a Subscription, Option and Warrant and Option Extension Agreement. Under the terms of the agreement, Mr. Berman agreed to purchase 200,000 restricted shares of Common Stock for a price of $100,000 on or before March 1, 1995 (the "Part I" shares). If the Part I shares were purchased, then Mr. Berman could purchase, in whole or in part, an additional 145,000 restricted shares of the Company's Common Stock at $.50 per share if funds were received by the Company on or before March 30, 1995, or at 50% of the market price for such Common Stock on the day preceding the day funds are received by the Company as to funds received after March 30, 1995 (the "Part II" shares), provided, however that the Part II shares must be purchased on or before March 13, 1996.

     On March 24, 1995 the Company agreed to sell $32,000 of additional common shares to Mr. Berman at a price of 50% of the lowest stock market price for the quarter ending March 31, 1995. On May 4, 1995 the Company agreed to sell $62,250 of additional common shares to Mr. Berman at a price of 50% of the lowest stock market price for the quarter ending June 30, 1995. The Company believes that Mr. Berman is entitled to 379,966 shares pursuant to his exercise of his various agreements. Mr. Berman asserts entitlement to 1,099,000 common shares.

     On March 7, 1995, the Company sold 71,529 shares of restricted Common Stock to J. Robert Cade for a consideration of $50,000.

     For the year ended December 31, 1993, the Company paid accounting fees for services to a firm other than the Independent Accountants. Edward L. Goolsby, formerly an officer and director of the Company, is a partner in that firm.

     Certain former officers and directors, Mr. Zimmerman, Mr. Hopson, Ms. Sanders, Mr. Lebo and Mr. Reese, were participants in the multi-level marketing distribution system formally operated by the Company and were compensated on the same terms as other system participants. Compensation received by the foregoing former officers and directors for 1993 and 1994 was as follows:

Name                       1993            1994
[S]                        [C]             [C]
Mr. Zimmerman              $4,634.92       $4,535.89
Mr. Lebo                      389.07          845.40
Ms. Sanders                  1,554.65       2,736.86
Mr. Hopson                      -0-            -0-
Mr. Reese                    2,800.00       3,287.94

     Since February 16, 1995, the Company has received resignations from Arnold L. Zimmerman, Randolph H. Reese, George R. Lebo, Howel H. Hopson, Joseph D. Cirulli, Gary P. Stukes and A. R. Catinella. The Board of Directors, on May 2, 1995, filled three such vacant Directors' positions by appointing Stephen R. Kaas , Gregory R. Catinella and John L. Walsh as Directors. On June 19, 1995 Mr. Johns, Mr. Catinella, Mr. Walsh and Mr. Kaas resigned from the Board of Directors. On the same date Keith Montgomery and Charles Cain were appointed the Board of Directors to fill the vacancies. Mr. Cain and Mr. Montgomery resigned on August 2, 1995.

     In 1995 a dispute arose between the Company and Interactive Communications International (INCOMM) due to a lack of a duly executed contract with regard to certain prepaid calling cards. INCOMM asserts that $250,000 were due as of December 31, 1994. The Company maintains that it has met all conditions. To date no lawsuits have been filed by either party and the potential outcome of this matter cannot be determined at this time. The accompanying financial statements do not reflect any adjustments that may result from this uncertainty. (See Note 8 Notes to Consolidated Financial Statements)

     The Company is involved in a dispute with its former primary long distance carrier, Communications Gateway Network, Inc. (CGN). The Company alleges that CGN has failed to properly account for substantial revenues derived from the Company's customers. Dispute has focused on the right of the Company to move customers to another carrier subsequent to the alleged actions and default of CGN. There have been no formal complaints filed and the potential outcome of the dispute cannot be determined at this time. (See Note 8 Notes to Consolidated Financial Statements)

     In connection with the purchase of Global, the Company assumed a contractual obligation Global entered into in September 1992, and August 25, 1993, whereby in consideration for $800,000 in cash invested by a third party (venture capitalist group). Global agreed to pay the investor a defined amount that effectively represents 10.5% of Global's gross margin less commissions and cost of sales through September 2012, at which time Global must pay the investor 10.5% of the fair value of Global as determined by an appraisal. The investment amount was accounted for as a reduction of the goodwill of Global on the books of the company. Because Management could not determine the liability related to these agreements, no amounts were recorded as of December 31, 1994 related to these future payments.

     On June 16, 1995, the group agreed to accept 1,050,000 shares of common stock in full satisfaction of all obligations under the contract.

     In March, 1994, the Company entered into an agreement for management, strategic and advisory consulting services for twelve months with an unrelated company. The Company issued the consultant an option to purchase up to 55,130 shares of the Company's common stock as compensation under the agreement. The option was exercisable at the lessor of 69% of the minimum bid price of the stock at the time of exercise or $2.75. The option was exercisable anytime prior to March 31, 1995. The Company waived the exercise price and the option was exercised on March 28, 1994. The Company recorded $199,571 as common stock issued for future services at the date of issuance, which is the fair market value of the underlying common stock on the date of issuance. The Company is amortizing the amount over the life of the agreement which is twelve months. The amortization was concluded as of March 31, 1995 with a final expense of $42,763.

     In April, 1995, the Company entered into an agreement for corporate finance, financial, financial public relations and other advisory services for twenty-four months with an unrelated company. The Company issued the consultant an option to purchase up to 300,000 shares. The contract was terminated in June, 1995 and no purchase warrants were executed.

     On May 16, 1995, the Company sold 43,349 shares of restricted Common Stock to Steven W. Kohlhagen for a consideration of $30,000, 84,746 shares of restricted common stock to J. Robert Cade for a consideration of $50,000.

     In June, 1995 a former officer and director of the Company loaned the Company $10,000 due July 15, 1995.

     On June 15, 1995, the Company agreed to transfer 125,000 common shares to Mr. Zimmerman in satisfaction of all rights and claims of Mr. Zimmerman pursuant to employment and consulting agreements and in exchange for all option and incentive stock rights held by Mr. Zimmerman.

     On June 15, 1995, the Board of Directors agreed to issue the following restricted common shares to employees of the Company as consideration for their services: Michael Cortez - 30,000 shares, John L. Walsh - 150,000 shares, Stephen R. Kaas - 40,000 shares, Robert K. Purks - 30,000 shares, Gregory R. Catinella - 30,000 shares, Melissa D. Hart - 20,000 shares and Guy Deck - 1,000 shares. The Company has declined to issue shares to Mr. Walsh.

     In June, 1995, the Company entered an agreement with an unrelated group of investors for the purchase of 10,000,000 shares of the Company's Common Stock. As part of this transaction, the investment group loaned the Company $250,000. As a result of the Company's delisting from NASDAQ and certain other events, the parties agreed to a termination of the Stock Purchase Agreement.

     As a result of the Company's financial position, the Company was unable to honor its obligations under its secured promissory note to the investor and the parties entered into a Foreclosure Agreement and Release ("Foreclosure Agreement").

     The Foreclosure Agreement provided the Company would sell to the investor the customer list to all its customers who were serviced by the WilTel Network or Cherry Communications Network. In addition, the Company, by quitclaim deed, transferred certain warehouse property and land in Gainesville, Florida to the investor. The Company also transferred to the investor all the outstanding and issued shares of Global TeleMedia, Inc., the Company's wholly-owned subsidiary. At the time of transfer, Global TeleMedia, Inc. 9f/k/a Global Wats One, Inc.) had liabilities of approximately $2,000,000 and certain assets, including Certificates of Public Convenience and Necessity, estimated to be approximately $400,000. In addition, the investor agreed to pay certain legal fees presently owed by the Company totaling approximately $55,000. The Company and the investor are disputing the nature and the scope of the transferred assets.

     In an unrelated transaction and in consideration for additional loan for the investor in the amount of $36,000, the Company's former chief operating officer attempted to transfer certain rights relating to the Company's litigation against the University of Florida. The Company believes such transfer was not authorized by any of the Company's Board of Directors or its subsidiary. The Company terminated its chief operating officer on July 28, 1995 for cause.

     As a result of the inability of the Company to obtain alternative sources of funding, the Company dramatically curtailed its operations in August, 1995, dismissing a significant portion of its employees and limiting its operations. The Company actively sought additional sources of financing and has attempted to review and restructure its business operations.

     The Company has completed certain internal restructurings since August 2, 1995. Geoffrey F. McClain who has served in the capacity of Senior Vice President of the Company for the past four years and who is the Chief Executive Officer's brother, was appointed director of the Company on August 2, 1995 and on October 1, 1995, Herbert S. Perman was appointed director and named Chief Financial Officer and Treasured of the Company.

     In September, 1995, the Company reached a settlement agreement with certain employees and issued an aggregate of 119,148 shares of its restricted Common Stock to such employees for previous deferred compensation payment owed as follows: Geoffrey F. McClain - 55,200 shares; Roderick A. McClain - 39, 948 shares; Melissa D. hart - 12,000 shares; Michael Rogers - 12,000 shares.

     On September 19, 1995, the Company entered into a Warrant and Option Agreement with an unrelated third party for the purchase of up to $1,400,000 warrants at prices ranging from $0.50 to $3.00.

     On September 29, 1995, the Company entered into a Purchase Agreement with QCC, Inc. ('QCC") pursuant to which the Company agreed to sell to QCC its customer accounts, including, but not limited to, related customer contacts, customer files, customer applications, customer letters of agency and accounts receivable related thereto. The purchase price for such assets is $3,000,000 of which the Company has received $200,000 to date. The remaining purchase price will be payable in 60 monthly installments of $46,667 beginning on December 20, 1995. The agreement provides for reduction in the purchase price in the event that the gross profit received by QCC from the transferred assets is less than certain specified targeted amounts. Inasmuch as there are no assurances that the full purchase price will be realized, the company has elected to establish a reserve against the purchase price to address any possible contingencies.

     In addition, the Company entered into a long distance services agreement with QCC to provide operation and customer support for the Customer's recently incorporated wholly-owned subsidiary, Vision 21, Inc. Vision 21, Inc. will facilitate the network marketing efforts of the Company's new telecommunications products and services. The Company believes that this agreement along with the out-sourcing of the operational function of its telecommunications services will substantially reduce the Company's overhead costs on a going-forward basis.

     The Company believes that the above-described transactions are as fair to the Company as could have been made with unaffiliated parties. The Company requires that transactions between the Company and its officers, directors, employees or stockholders or persons or entities affiliated with officers, directors, employees or stockholders of the Company be on terms no less favorable to the Company than it could reasonably obtain in arms-length transactions with independent third parties. Such transactions are approved by a majority of the disinterested directors of the Company.

LEGAL PROCEEDINGS

     Neither the Company nor any of its subsidiaries are presently parties to any litigation, other than the following:

     On October 13, 1993, the Company and its majority owned subsidiary, Progress Research, Inc., filed suit against the University of Florida Research Foundation, Inc. ("UFRFI"), and the University of Florida ("University") for a declaratory judgment to determine their respective rights under a license completion agreement. In the suit, Case Number 93-3439-CA, in the Alachua County, Florida, Court (the "Suit"), the Company seeks a declaration that UFRFI breached the contract and asks for an accounting of subsequent licensing fees received by UFRFI, if any and payment of licensing fees due, if any.
Both UFRFI and the University have answered the complaint and have filed a counterclaim for a declaration of their respective rights under the contract. On March 17, 1995, an Amended Judgment was entered which, among other things, affirmed Progress and the Company's right to an accounting and affirmed Progress's right to receive payments due under the License Completion Agreement. On May 22, 1995, an appeal taken by the University and the Foundation was dismissed for lack of jurisdiction. A trial date to determine damages and other matters still pending has not been set.

     On or about August 9, 1994, two of the Company's wholly-owned subsidiaries, Global Wats One, Inc. and Global TeleMedia Network, Inc. (the "Subsidiaries") filed a Complaint in the Chancery Court for Knox County, Tennessee, against Gaeten Pelletier, Nancy Pelletier, Sean Pelletier, Octave Pelletier, Better Nutrition, Inc., Healthwise Enterprises, Inc., Nutrition Plus, Inc., For Your Health, Inc., and 1777, Inc. (the "Defendants"). The suit seeks damages and injunctive relief arising out of Defendants' breaches of independent communications representatives contracts and seeks a declaratory judgment that Defendants' contracts were lawfully terminated. The outcome of this complaint is still pending.

     An action was filed against the Company, L&M Group, L.C. and others, by Technical Chemicals and Products, Inc. on or about February 22, 1995, in the Circuit Court in Alachua County, Florida (Case No. 95-501-CA), seeking to rescind the licensing of certain product rights to Go! and Cholesterade to L&M, as well as the sale of inventory. Following a hearing, the court denied temporary injunctive relief on March 9, 1995. Technical Chemicals has since amended its Complaint to seek an unspecified amount of damages and an accounting. Among other things, the Company denies that any contract existed. The outcome of this cause cannot be predicted.


INDEPENDENT PUBLIC ACCOUNTANTS

     Kaufman, Rossin & Co. acted as the principal accountant for the Company for the fiscal year most recently completed. It is anticipated that Kaufman, Rossi & Co. will be selected as the Company's principal accountant for the current year. The Company does not expect representatives of Kaufman, Rossin & Co be present at the Annual Meeting.

     On October 10, 1995, the Company engaged the Marlett Group to provide an audit for the Company's fiscal year ended December 31, 1993. Previously, Coopers & Lybrand, LLP had audited the Company's financial statements for such year. In an agreement with Coopers & Lybrand, LLP, which has been previously disclosed, Coopers agreed to provide its consent only for the 1993 financial statements contained in the Company's 10-K for the year ended December 31, 1994 and for no other filings under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934. Except for certain footnote changes of a non-material nature and a change relating to the going concern of the Company, no other changes were made from the Coopers & Lybrand, LLP audit for the fiscal year ended December 31, 1993.


FORM 10-K

     THE COMPANY WILL PROVIDE TO ANY RECORD HOLDER OR BENEFICIAL OWNER OF ITS COMMON STOCK, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (NOT INCLUDING EXHIBITS TO THE FORM 10-K), UPON REQUEST. WRITTEN REQUESTS SHOULD BE DIRECTED TO RODERICK A. MCCLAIN, 500 NORTHRIDGE ROAD, SUITE 780, ATLANTA, GA 30338.

OTHER MATTERS

     As of the date of this Proxy Statement, there are no other matters to be brought before the Annual Meeting. Should any other matters come before the Annual Meeting, action may be taken thereon pursuant to the proxies in the form enclosed, which confer discretionary authority on the persons named therein or their substitutes with respect to such matters.

     In the event of any questions, please call Roderick A. McClain, 404-642-
4888.